Annex J

Audit Committee Charter

(As approved by the Board of Directors on January 8, 2004)

The Audit Committee of the Board of Directors of Moscow CableCom Corp. (the "Audit Committee", the "Board", and "Company", respectively) was established by the action of the Board as permitted by the By-laws of the Company.  This Charter (the "Charter") is intended to supplement the By-law provisions and to specify in more detail the membership and responsibilities of the Audit Committee, as outlined below:

Organization

This Charter governs the operations of the Audit Committee.  The Audit Committee will review the Charter annually and will recommend any proposed changes to the Board for approval.  The Audit Committee shall be appointed by the Board and shall comprise at least three Directors, each of whom shall meet the independence and financial literacy requirements of the NASD Manual of The NASDAQ Stock Market ("NASDAQ Rules") and of the Sarbanes-Oxley Act of 2002 (the "Act").  Independence means that members of the Audit Committee shall be free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment.  Financial literacy means that all Audit Committee members will have experience or education in business or financial matters sufficient to provide him or her with a working familiarity with basic finance and accounting matters.  In addition, the Audit Committee shall have at least one member with accounting or financial management expertise which results in the individual's qualification as a "financial expert" pursuant to the Act.

Unless the Board has previously designated the chair for the Audit Committee, members of the Audit Committee may designate a chair by majority vote.

Statement of Purpose

The Audit Committee will assist the Board in overseeing and monitoring the Company's financial reporting process.  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles ("GAAP").  The accuracy of the financial statements is the responsibility of management.  The conduct of an audit in accordance with auditing standards generally accepted in the United States is the responsibility of the Company's independent auditor.  The Board recognizes that the Audit Committee will rely on the advice and information it receives from the Company's management and outside auditors.  The Board does, however, expect the Audit Committee to exercise independent judgment in assessing the quality of the Company's financial reporting process, its internal controls and the independence and performance of the Company's internal and external auditors.  In doing so, the Board expects that the Audit Committee will maintain free and open communication with the other Directors, the Company's independent auditor, and the financial management of the Company.

The Audit Committee shall have the sole authority to approve all audit engagement fees and terms (including the authority to retain and terminate the Company's independent auditor).

Meetings

The Audit Committee shall meet (either in person or by telephone) at least four times annually, or more frequently if circumstances dictate.  One or more of these meetings shall include separate executive sessions with the Company's Chief Financial Officer and with the independent auditor.  Unless circumstances dictate otherwise, the meetings should occur quarterly in conjunction with a review of the Company's quarterly and annual financial results.

Duties and Responsibilities

The duties and responsibilities of the Audit Committee shall include the following:

   Have a clear understanding with management and the Company's independent auditor that the independent auditor is ultimately accountable to the Audit Committee and to the Board, as a representative of the Company's shareholders.

  Receive the written disclosures and letter from the Company's independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and required by the NASDAQ Rules and the Act, and discuss with the independent auditor any issues required to be discussed regarding its independence.

  Review the independent auditor's report required by the Act, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  Interview and retain the Company's independent accountant, considering the accounting firm's independence and effectiveness and approve the engagement fees and other compensation to be paid to the independent accountant.

  Annually evaluate the qualifications and prior performance of the Company's current independent auditor, including the review of the lead partner of the independent auditor.

  Review the compensation of the independent auditor.

  Review with the independent auditor any problems or difficulties the auditor may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments, and any other matters required to be discussed by Statement of Auditing Standards No. 61.

  Review the Company's Annual Report on Form 10-K and the financial statements contained therein with the Company's management and independent auditor, including the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations."  Discuss any significant financial judgments made in connection with the preparation of the Company's financial statements.  Conduct discussions with management of the Company to ascertain that the financial statements proposed to be included in the Company's Annual Report contain no material misstatements, and receive assurances from the independent auditor that, in the course of its audit, the auditor learned of no material misstatement.  If deemed appropriate, after consideration of the discussions, reviews and assurances, recommend to the Board that financial statements be included in the Annual Report on Form 10-K.

  Consider and review with management and with the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unsolicited entities or other persons that may have a material current or future effect on Company's financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

   Review and approve in advance (i) all related-party transactions that would need to be disclosed in the Company's periodic reports ("Related Party Transactions") or (ii) changes to the terms or conditions of existing Related Party Transactions.  (The term "related party transactions" shall mean and refer to transactions that are required to be disclosed by the Company pursuant to Securities and Exchange Commission Regulation S-K, Item 404 or any analogous or successor provision.)

  Review the Company's Quarterly Reports on Form 10-Q and the financial statements contained therein with management.  Conduct discussions with management to ascertain that the financial statements included in the Company's reports do not contain any material misstatements, and receive assurances that the auditors learned of no material misstatements in the course of their review of such financial statements.

  Review and discuss with management and with the independent auditor any material correcting adjustments that have been identified by the independent auditor in accordance with GAAP and the Securities and Exchange Commission's ("SEC") rules and regulations.

  Pursuant to the Act, review quarterly with the Chief Executive Officer and the Chief Financial Officer (i) any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and/or report financial data, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company's internal controls.

  Discuss press releases regarding financial results, as well as financial information and earnings guidance provided to analysts and rating agencies.

  Discuss at least annually with the Company's independent auditor the overall scope and plans for the audit and the adequacy and effectiveness of the Company's internal controls.  Periodically assess actions management has taken or progress it has made in addressing issues raised by the independent auditor.  Review with management and with the independent auditor the internal control assessment and report to be included in the Company's Annual Report on Form 10-K pursuant to the Act.

  Discuss at least annually with the Company's outside legal counsel any legal matters that may have a material impact on the Company's financial statements and any material reports or material inquiries received from regulators or government agencies.

  Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

  Authorize and oversee investigations deemed appropriate into matters within the Audit Committee's scope of responsibility, with the power to retain independent counsel, accountants and other advisors and experts to assist the Audit Committee if deemed appropriate by the Audit Committee.

  Review and approve in advance the retention of the independent auditor for any non-audit service that is not prohibited by the Act; provided, however, that (a) permitted non-audit services that account for less than $50,000 and are related to (i) mergers, acquisitions or similar transactions or (ii) the preparation of periodic reports shall be deemed to be pre-approved, and (b) as permitted by Section 202 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services (i) that account, in the aggregate, for less than 5% of the of the total fees paid by the Company to its independent auditor during the fiscal year in which such non-audit services are provided, (ii) that the Company did not recognize as "non-audit" services at the time of the engagement, and (iii) that are promptly brought to the attention of, and approved by, the Audit Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).  The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $50,000 and $100,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits).  The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting.  Approval of non-audit services to be performed by the independent auditor pursuant to this section 19 will be disclosed by the Company as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

  Prior to the Company hiring employees of the independent auditor who were engaged on the Company's account, recommend to the Board guidelines for the Company's hiring of such employees of the independent auditor, bearing in mind the NASDAQ Rules and the Act regarding auditor conflicts of interest.

  Assist the Board in the development and review of a code of ethics for the Company's employees that complies with the NASDAQ Rules and the Act.

  Review and reassess this Charter on an annual basis and make recommendations to the Board concerning any changes deemed appropriate.

  Report actions of the Audit Committee to the Board with such recommendations as the Audit Committee deems appropriate.